EXHIBIT 10.13

SIXTH AMENDMENT TO LEASE AGREEMENT

THIS SIXTH AMENDMENT TO LEASE AGREEMENT (this “Sixth Amendment”) is made as of the 27th day of October, 2004 by and between 4900 WEST 78TH STREET LLC (“Landlord”) and AUGUST TECHNOLOGY CORPORATION (“Tenant”).

R E C I T A L S:

A.            West 78th Street Bloomington Associates, LLC (Landlord’s predecessor-in-interest) and Tenant entered into that certain Lease Agreement dated October 18, 1999 (the “Original Lease”) as amended by (i) that certain First Amendment to Lease Agreement dated March 31, 2000 (the “First Amendment”), (ii) that certain Second Amendment to Lease Agreement dated July 25, 2000 (the “Second Amendment”) (iii) that certain Third Amendment to Lease Agreement dated June 18, 2001 (the “Third Amendment”); (iv) that certain Fourth Amendment to Lease Agreement dated February 28, 2003 (the “Fourth Amendment”); and (v) that certain Fifth Amendment to Lease dated May 27, 2004 (the “Fifth Amendment”); the Original Lease as amended by the First Amendment, the Second Amendment the Third Amendment, the Fourth Amendment and the Fifth Amendment is referred to herein as the “Lease”) demising approximately 78,437 square feet of space comprised of the “Initial Premises,” the “First Expansion Premises,” the “Second Expansion Premises” and the “Third Expansion Premises” (collectively, the “Existing Premises”) in the building located at 4900 W. 78th Street in Bloomington, Minnesota.

B.            Landlord and Tenant desire to extend the term of the Lease and make certain other changes to the Lease as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby amend the Lease as follows:

1.             Definitions.  Each capitalized term used as a defined term in this Sixth Amendment but not otherwise defined in this Sixth Amendment shall have the same meaning ascribed to such term in the Lease.

2.             Term.  The term of the Lease is hereby extended by changing the Lease expiration date from April 30, 2006 to April 30, 2012 (hereinafter, the “New Term Expiration Date”).  The period commencing on November 1, 2004 (the “New Term Commencement Date”) and ending on the New Term Expiration Date is hereinafter the “New Term”.  Except to the extent expressly modified hereby, such extension of the Term shall be on and subject to all of the terms and provisions of the Lease that would have been applicable during the last year of the Initial Term had the Lease term not been extended by this Sixth Amendment.

3.             Base Rent for Existing Premises.  Effective as of the New Term Commencement Date, Section 3 of the Original Lease (as amended pursuant to Section 5 of the First Amendment, Section 3 of the Second Amendment and Section 2 of the Third Amendment) and Section 3.(d) of the Third Amendment are hereby deleted in their entirety and the following is substituted therefor:

“3.           MONTHLY BASE RENT:  Tenant agrees to pay to Landlord during the New Term a monthly Base Rent (“Base Rent”) as set forth below:

Date	Annual Base Rent Per Square Foot	Square Feet	Annual Base Rent For Existing Premises	Monthly Base Rent for Existing Premises
11/1/04 – 4/30/08	$7.75	78,437	$607,886.25	$50,657.23
5/1/08 – 4/30/10	$8.00	78,437	$627,496.00	$52,291.33
5/1/10 – 4/30/12	$8.25	78,437	$647,105.25	$53,925.44

Except as otherwise expressly set forth herein, Base Rent shall be payable on the first day of each month in advance, without deduction or setoff of any kind, to Landlord and delivered to 4900 West 78th Street LLC, c/o Interstate Partners, N16W23217 Stone Ridge Drive, Suite 280, Waukesha, WI 53188 or at such other place as may from time to time be designated by Landlord.”

4.             Base Rent for Basement Space.  Tenant shall continue to have the exclusive right to use the basement of the Building during the New Term in accordance with the provisions of Section 1.D. of the Original Lease; provided, however, that notwithstanding anything to the contrary set forth in said section or elsewhere in the Lease, Tenant will not be obligated to pay any Base Rent therefor, nor shall the rentable square footage of the basement be included in the square footage of the Premises for purposes of calculating Tenant’s Proportionate Share of Operating Costs.

5.             Extension Allowance.  Landlord agrees to contribute $200,000.00 (the “Extension Allowance”) towards any and all expenses Tenant incurs relating to or arising from the demolition, design and/or construction of leasehold improvements to the Existing Premises and any additional space Tenant adds to the Existing Premises pursuant to Sections 12 and 13 below (the “Tenant’s Extension Work”). On or after November 1, 2006, Landlord shall, at Tenant’s election, (a) pay the Extension Allowance, or applicable portion thereof, directly to Tenant promptly upon presentation of invoices or bills relating to Tenant’s Extension Work (which invoices or bills may be presented and paid on a progress payment basis at Tenant’s election), and apply any remaining portion of the Extension Allowance as a credit (the “Rent Credit”), or (b) apply the entire Extension Allowance as the Rent Credit, which Rent Credit, in either case, shall be applied against the next due installment(s) of Base Rent until fully utilized.

6.             Operating Costs.  The phrase “not to exceed 5% of gross rents” set forth in the 21st line of Section 5.A. of the Original Lease is hereby amended to read “not to exceed 3% of gross rents.”  Further, notwithstanding anything to the contrary set forth in the Lease or this Sixth Amendment, it is expressly acknowledged by the parties hereto that the definition of Operating Costs set forth in Section 5.A. of the Original Lease includes all expenses and costs (but not specific costs which are: (i) separately billed to and paid by individual tenants; or (ii) to be paid by the Landlord as set forth in such Section 5.A.) relating to the basement of the Building.  Finally, the parties acknowledge and agree that the Operating Cost Cap, as defined in Section 5.B.(i) of the Lease, shall be extended on the same terms and provisions during the New Term (and any extension thereof) as in effect during the Initial Term (i.e., it shall increase by 3% per calendar year, such that, for instance, the Operating Cost Cap for calendar year 2005 remains at $1.57, the Operating Cost Cap for calendar year 2006 remains at $1.61, the Operating Cost Cap for calendar year 2007 remains at $1.66, the Operating Cost Cap for calendar year 2008 shall be $1.71, the Operating Cost Cap for calendar year 2009 shall be $1.76, the Operating Cost Cap for calendar year 2010 shall be $1.81, the Operating Cost Cap for calendar year 2011 shall be $1.86, and the Operating Cost Cap for calendar year 2012 shall be $1.92.).

7.             Security Deposit.  The parties hereto acknowledge that Landlord is holding a Security Deposit in the amount of $25,000.00 pursuant to the provisions of Section 7 of the Original Lease, as amended pursuant to Section 12 of the Third Amendment.  The terms and provisions of Section 3(h) of the Third Amendment are hereby deleted in their entirety.

8.             Cap Adjustment Period.  Without limitation of the caps on Operating Costs set forth in the Lease as amended hereby, the second to the last sentence of Section 9.(c) of the Third Amendment is hereby amended to provide that the HVAC Cap Adjustment Period ends on December 31, 2004.  Further, without limitation of the caps on Operating Costs set forth in the Lease as amended hereby, the second to the last sentence of Section 9.(d) of the Third Amendment is hereby amended to provide that the Roof Cap Adjustment Period ends on December 31, 2004.

9.             HVAC Work.  Notwithstanding anything to the contrary set forth in the Lease, including without limitation the last sentence of Section 3 of the Fifth Amendment, Tenant shall have the right to utilize the HVAC Credit Allowance at any time during the New Term.

10.           Deletion of Inapplicable Terms.  As of the New Term Commencement Date, the terms and provisions of (a) Section 2.(A) of the Original Lease (relating to Tenant’s renewal rights), as amended pursuant to Section 5 of the Third Amendment, and (b) Sections 3.(g) (relating to the Third Expansion Premises Expiration Payment), 4 (relating to Tenant’s expansion option), 6 (relating to Tenant’s additional renewal rights) and 7 (relating to Landlord’s revocation of Tenant’s extension rights), all of the Third Amendment, shall be of no further force or effect:

11.           Renewal Option.  Tenant shall have the option (the “New Term Renewal Option”) to renew the Lease for one additional period of three (3) years (the “New Term Renewal Term”).  Tenant shall provide written notice of its exercise of the New Term Renewal Option at least 180 days prior to the termination of the New Term.  The New Term Renewal Term shall be on the same terms, covenants and conditions as in the Lease, other than Base Rent.  Base Rent for the Existing Premises during the New Term Renewal Term will be $8.50 per square foot per annum; provided, however, that, subject to the provisions of Section 6 of this Sixth Amendment, no Base Rent nor Operating Costs shall be due in connection with Tenant’s leasing of the so-called “basement space”.  Notwithstanding the foregoing, in the event that Tenant previously exercises its Fourth Expansion Premises Option (as defined in Section 12 below) or its First Offer Right (as defined in Section 13 below), Tenant, at Tenant’s sole discretion, can elect whether or not to renew the term of the Lease as to the Fourth Expansion Premises (as defined in Section 12 below) in its written notice of exercise for New Term Renewal Option; provided, however, if Tenant fails to designate in its written notice of exercise whether or not its exercise of the New Term Renewal Option includes the Fourth Expansion Premises, Tenant shall be deemed to have elected to renew the term of the Fourth Expansion Premises.

12.           Fourth Expansion Option.  Tenant, by written notice to Landlord given not later than November 1, 2005, shall have the option (the “Fourth Expansion Premises Option”) to lease approximately 20,176 square feet as depicted on Exhibit A hereto (the “Fourth Expansion Premises”) for a period commencing on May 1, 2006 and terminating on the New Term Expiration Date (the “Fourth Expansion Term”).  The terms for the leasing of the Fourth Expansion Premises during the Fourth Expansion Term shall be on the same terms, covenants and conditions as in the Lease, other than Base Rent.  Base Rent for the Fourth Expansion Premises during the Fourth Expansion Term will be $5.00 per square foot per annum; provided, however, that such Base Rent shall be abated in full, together with Operating Costs for the Fourth Expansion Premises, for a period of sixty (60) days to provide Tenant time to construct leasehold improvements in the Fourth Expansion Premises.  The Fourth Expansion Premises will be delivered to Tenant in its as-is condition as of the date of this Sixth Amendment; provided, however, that Landlord, at Landlord’s sole cost and expense will (i) at the request of Tenant, demolish any improvements to the Fourth Expansion Premises made by any tenant therein on or after the date of this Sixth Amendment and restore the Fourth Expansion Premises to a condition of Building standard flooring (with all adhesives removed), lighting and wall coverings and otherwise in broom clean condition and in keeping with similar office/warehouse space, (ii) make any improvements necessary to the restrooms located within the Fourth Expansion Premises so that they are compliant with the Americans with Disabilities Act, and (iii) provide for heating, ventilation and air conditioning to the Fourth Expansion Premises adequate for general office use therein.  Notwithstanding anything to the contrary set forth above, in the event Tenant does not elect to exercise its Fourth Expansion Premises Option by notice to Landlord on or before November 1, 2005, Tenant shall again be provided the Fourth Expansion Premises Option, to be exercised on or before November 1, 2008, on the terms and conditions set forth above, except that the term of the leasing thereof shall commence on May 1, 2009.  Further, in the event that Tenant does not elect to exercise its Fourth Expansion Premises Option by notice to Landlord on or before November 1, 2005 (i.e., for a period commencing on May 1, 2006), and to accommodate Tenant’s right to exercise the Fourth Expansion Premises Option effective as of May 1, 2009, Landlord covenants and agrees that, in the event the existing tenant (the “Existing Tenant”) in the Fourth Expansion Premises elects to extend its lease, Landlord shall not grant such extension for a period greater than through April 30, 2009.

13.           Right of First Offer.  In the event that Tenant does not elect to exercise its Fourth Expansion Premises Option as provided in Section 12 above, Tenant shall be provided a right of first offer (the “First Offer Right”) with respect to the Fourth Expansion Premises, which First Offer Right shall not be subject nor subordinate to the election of the Existing Tenant to renew its lease or to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant in the Building, including the Existing Tenant.  Tenant’s First Offer Right shall be exercised as follows:  at any time that Landlord has an offer from a third party to lease all or any portion of the Fourth Expansion Premises, Landlord shall provide written notice thereof (“Landlord’s Notice”), which Notice shall set forth the date for Landlord’s delivery of the Fourth Expansion Premises.  Tenant may lease the Fourth Expansion Premises upon the same terms and conditions set forth in Section 12 above (including, without limitation, the rental rate and the sixty (60) day abatement of Base Rent and Operating Costs) by delivering written notice of exercise to Landlord within ten (10) days after the date of Landlord’s Notice; provided, however, that the commencement of the term for the leasing of the Fourth Expansion Premises shall be as set forth in Landlord’s Notice.  The First Offer Right shall terminate upon Tenant’s failure to exercise its First Offer Right within said ten (10) day period as provided in this section; provided, however, that (a) if Tenant was entitled to exercise its First Offer Right, but failed to provide Landlord with a notice of exercise within the ten (10) day period provided above, and (b) Landlord does not enter into a lease for the Fourth Expansion Premises within a period of four (4) months following the date of Landlord’s Notice (a “Lock-Out Period”), Tenant shall once again have a First Offer Right with respect to the Fourth Expansion Premises.  In addition, without limitation of any of the provisions of Sections 12 and 13 of this Sixth Amendment, if at any time other than during a Lock-Out Period the Fourth Expansion Premises is not subject to a lease or occupancy agreement, Tenant, upon not less than five (5) days prior written notice to Landlord, may lease the Fourth Expansion Premises upon the same terms and conditions set forth in Section 12 above (including, without limitation, the rental rate and the sixty (60) day abatement of Base Rent and Operating Costs).

14.           Broker.  Each of the parties represents and warrants to the other that it has not dealt with any broker or finder in connection with this Sixth Amendment other than United Properties, to whom Landlord has agreed to pay a brokerage fee pursuant to separate agreement.

15.           No Offer.  Submission of this instrument for examination or negotiation shall not bind Landlord or Tenant, and no obligation on the part of Landlord or Tenant shall arise until this instrument is signed and delivered by Landlord and Tenant.

16.           Lease in Full Force and Effect.  Except as herein provided, all of the terms and provisions of the Lease shall remain in full force and effect. All capitalized terms used in this Sixth Amendment shall have the definition given to them in the Lease unless otherwise defined herein.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to Lease Agreement to be duly executed and delivered as of the day and year first written above.

LANDLORD:		TENANT:

4900 WEST 78TH STREET LLC		AUGUST TECHNOLOGY
CORPORATION

By: Interstate Partners LLC, its Manager

By	/s/ Gregory S. Miller	By	/s/David Klenk
Its	President	Its	President

EXHIBIT A

FOURTH EXPANSION PREMISES